Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors
BBVA Banco Francés S.A.:

We consent to the incorporation by reference in the registration statement No. 333-219100 on Form F-3 of BBVA Banco Francés S.A. of our reports dated May 10, 2019, except for the revision to the description of the material weaknesses in internal control over financial reporting as to which the date is May 30, 2019, with respect to the consolidated statements of financial position of BBVA Banco Francés S.A. and its subsidiaries (the Company) as of December 31, 2018, December 31, 2017 and January 1, 2017, and the related consolidated statements of profit or loss, comprehensive income, changes in shareholders’ equity, and cash flows for the years ended December 31, 2018 and 2017, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 20-F as amended of the Company.

Our report dated May 10, 2019, except for the revision to the description of the material weaknesses in internal control over financial reporting as to which the date is May 30, 2019, on the consolidated financial statements refers to a change in accounting for financial instruments due to the adoption of International Financial Reporting Standard 9, Financial Instruments (IFRS 9).

Our report dated May 10, 2019, except for the revision to the description of the material weaknesses in internal control over financial reporting as to which the date is May 30, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2018 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that such material weaknesses related to ineffective design and implementation and timely operation of certain process-level controls over the determination of the allowance for loan losses in accordance IFRS 9 and ineffective design of certain controls over the completeness and accuracy of certain financial statement disclosures required under International Financial Reporting Standards as issued by the International Accounting Standards Board, specifically IFRS 7, Financial Instruments: Disclosures (IFRS 7), IFRS 9, and IAS 29, Financial Reporting in Hyperinflationary Economies (IAS 29) and were due to ineffective risk assessment and monitoring activities over the Company’s plan to adopt IFRS 9 and the preparation of financial statement disclosures required under IFRS 7, IFRS 9, and IAS 29 and an insufficient number of appropriately trained personnel regarding the disclosure requirements of IFRS 7, IFRS 9, and IAS 29.

/s/ KPMG

Buenos Aires, Argentina
May 30, 2019